Exhibit 16.1

KPMG	KPMG LLP
700 Louisiana Street
Houston, TX 77002

January 28, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Castle Energy Corporation and, under the date of December 14, 2004, we reported on the consolidated financial statements of Castle Energy Corporation as of and for the years ended September 30, 2004 and 2003. On January 26, 2005, our appointment as principal accountants was terminated. We have read Castle Energy Corporation’s statements included under Item 4.01 of its Form 8-K dated January 28, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Castle Energy Corporation’s statements that on January 26, 2005, Grant Thornton LLP was appointed as the new independent public accountants for the Company, that the decision to dismiss KPMG and appoint Grant Thornton LLP was approved by the audit committee with the concurrence of the board of directors, or that Grant Thornton LLP was not consulted with regard to any of the matters or events set forth in Item 304(a) (2) (i) and (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP

KRMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative